Exhibit 99.1

SI International Reports Record Net Income of $1.6 Million And EPS of 19 Cents for Second Quarter FY03

Quarter Revenue Up 15 Percent

RESTON, VA., July 29, 2003 -- SI International, Inc. (Nasdaq: SINT), an information technology and network solutions (IT) company, today announced strong results for its second quarter and first half of fiscal year ended June 28, 2003. Revenue for the second quarter of fiscal year 2003 (FY03) increased 15 percent while net income increased to $1.6 million as compared to a loss of ($1.2) million in the second quarter of the previous year. Six month revenue for FY03 was up 19 percent compared to the six month revenue for FY02. Net income increased to $3.1 million from a ($0.47) million loss in the first half of FY02. The strong results for the quarter and first half of FY03 were due to continued growth in SI International's key focus areas: federal IT modernization; space systems modernization; homeland security; and outsourcing.

Second Quarter of FY03 Financial Results

Revenue for the second quarter of FY03 was $40.7 million, an increase of 15 percent over second quarter FY02 revenue of $35.4 million. Federal government contract revenue, which represents 93 percent of second quarter FY03 total revenue, grew by 14 percent to $37.9 million from $33.2 million for the second quarter of FY02.

Net income attributable to common stockholders for the second quarter of FY03 was $1.6 million or $0.19 per diluted share, as compared to a net loss of ($1.8) million or ($0.67) per diluted share for the second quarter of FY02. The increase in net income was due to revenue growth, gross margin improvement, indirect cost savings, the reduction of interest expense as a result of paying off debt with the initial public offering proceeds, the repurchase of outstanding put warrants, and the conversion of preferred stock to common stock. Operating income was $2.8 million as compared to a loss of ($0.9) million a year ago.

Prime contractor revenues for second quarter FY03 were approximately 83 percent of total revenues as compared to approximately 82 percent in the second quarter of FY02.

Backlog as of June 28, 2003 was $304 million, including $70 million in funded backlog and $234 million in unfunded backlog. Backlog increased 18 percent from $258 million at the end of first quarter FY03.

Ray Oleson, SI International's Chairman and CEO, said, "The strong results for this quarter strengthen SI International's position in achieving its financial objectives for fiscal year 2003 and beyond. Our backlog continues to grow and our operating margin continues to expand. For the second quarter FY03, operating margin increased to 6.9 percent from 6.3 percent in the first quarter of this year."

First Half FY03 Financial Results

For the first half of FY03 ended June 28, 2003, revenue increased 19 percent to $82 million, compared to $68.9 million for the first half of FY02. Net income attributable to common stockholders for the first half of FY03 was $3.1 million or $0.37 per diluted share, as compared to a net loss of ($1.6) million or ($0.59) per diluted share for the first half of FY02.

As of June 28, 2003, SI International had a solid balance sheet with $16.6 million in cash, no debt, and an available $35 million credit facility.

Ray Oleson, SI International's Chairman and CEO, said, "With a focus on providing services for the Federal Government's highest IT priorities, we remain well positioned for double-digit organic growth in fiscal 2003."

2nd Quarter FY03 Business Highlights

Awarded contracts and task orders for 2nd Quarter FY03 included:
•	Blanket purchase agreement to support the Dept. of State for Information Technology Professional Services including immigrant visa-processing. Replacing the Automated Data Processing (ADP) contract, the blanket purchase agreement is estimated at $50 million by SI International.
•	$24 million contract to provide military communications satellite engineering support to the Dept. of Defense; and,
•	$10.7 million new USDA contact to assist in deploying the Automated Targeting System for effective risk-based decisions on holds and releases of cargo.

Business Outlook

Based on the Company's current backlog and management estimates as to future tasking and contract awards, SI International issued the following guidance ranges for the third fiscal quarter FY03 and maintained its previous guidance for full year FY03:

	Q3 2003	Full Year 2003
Revenue	$40 - 43 million	$164 - 170 million
Net income	$1.5 - 1.8 million	$6.4 - 7.0 million
Diluted earnings per share	$0.18 - 0.21	$0.75 - 0.78

Conference Call

SI International has scheduled a conference call to discuss its results and business outlook for 10 AM EDT, today. Participating in the conference call will be SI International's Chairman and CEO Ray Oleson, President and COO Brad Antle, and Executive Vice President and CFO, Ted Dunn. A question and answer session will be included to further discuss the results and the company's future performance expectations. Interested parties should contact Alan Hill at 703-234-6854 for dial-in information.

The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of SI International's web site, http://www.si-intl.com. A replay of the webcast will be available on the SI International web site beginning two hours after the conclusion of the conference call. In addition, a replay of the conference is available by telephone beginning on Tuesday, July 29, 2003 at 1:00 PM EDT through Tuesday, August 5, 2003 at 1:00 PM EDT by calling 1-888-286-8010 and entering the conference passcode 85708334.

About SI International: SI International is a provider of information technology and network solutions primarily to the federal government. The company combines technological and industry expertise to provide a full spectrum of state-of-the-practice solutions and services, from design and development to documentation and operations, to assist clients in achieving their missions. More information about SI International can be found at www.si-intl.com.

This press release contains various remarks about the future expectations, plans and prospects of SI International, Inc. that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These risks and uncertainties include: differences between authorized amounts and amounts received by SI International under government contracts; government customers' failure to exercise options under contracts; changes in federal government (or other applicable) procurement laws, regulations, policies and budgets; and SI International's ability to attract and retain qualified personnel. The actual results of SI International, Inc. may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed above as well as those in the Risk Factors section of the annual report on Form 10-K/A filed by SI International, Inc. with the Securities and Exchange Commission and available directly from the Commission at www.sec.gov.

SI International, Inc.

Consolidated Income Statement (unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 28, 2003	June 29, 2002	June 28, 2003	June 29, 2002
Revenue	$ 40,724	$ 35,407	$ 82,048	$ 68,870
Direct costs	24,264	21,856	49,290	41,001
Indirect costs	13,167	13,923	26,330	25,641
Depreciation	486	515	998	996
Amortization

Income (loss) from
Operations	2,807	(887)	5,430	1,232

Interest expense	(146)	(657)	(308)	(1,354)

Minority interests		(39)		(77)

Change in fair value		(301)		(391)
of put warrants

Income (loss) before
provision for
(benefit from)
income taxes	2,661	(1,884)	5,122	(590)

Provision (benefit)
for income taxes	1,052	(689)	2,024	(125)

Net income (loss)	$ 1,609	$(1,195)	$ 3,098	$ (465)

Dividends on preferred
stock		557		1,090

Net income (loss)
attributable to
common stockholders	$ 1,609	$(1,752)	$ 3,098	$(1,555)

Basic weighted average
shares outstanding	8,447	2,632	8,445	2,632

Diluted weighted
average shares
outstanding	8,447	2,668	8,445	2,668

Earnings (loss) per
common share:

Basic	$ 0.19	$ (0.67)	$ 0.37	$ (0.59)
Diluted	$ 0.19	$ (0.67)	$ 0.37	$ (0.59)

EBITDA (1)	$ 3,293	$ (372)	$ 6,428	$ 2,228

Notes:	(1)	EBITDA is defined as GAAP net income (loss) plus interest expense, income taxes, depreciation and amortization, change in the value of put warrants and minority interest.

EBITDA as calculated by us may be calculated differently than EBITDA for other companies. We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results. EBITDA should not be construed as either an alternative to net income as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity.

SI International, Inc.

Revenue Segmentation Data (unaudited)

(In thousands)

	Three Months Ended
	June 28, 2003		June 29, 2002		Growth
	$	%	$	%	$	%
Core government
revenue	37,935	93.1%	33,172	93.7%	4763	14.4%
Commercial revenue	2,789	6.9%	1,985	5.6%	804	40.5%
Non-continuing
revenue	—	0%	250	0.7%	(250)	-100%
Total revenue	40,724	100.0%	35,407	100.0%	5,317	15.0%

Prime revenue	33,981	83.4%	29,175	82.4%	4,806	16.5%
Subcontract
revenue	6,743	16.6%	6,232	17.6%	511	8.2%
Total revenue	40,724	100.0%	35,407	100.0%	5,317	15.0%

Cost plus	15,429	37.9%	15,303	43.2%	126	0.8%
Time &
materials	14,485	35.6%	14,556	41.1%	(71)	-0.5%
Fixed price	10,810	26.5%	5,548	15.7%	5,262	94.8%
Total revenue	40,724	100.0%	35,407	100.0%	5,317	15.0%

Department of
Defense	21,517	52.8%	17,953	50.7%	3,564	19.9%
Civilian agencies	16,418	40.3%	15,469	43.7%	949	6.1%
Commercial	2,789	6.9%	1,985	5.6%	804	40.5%
Total revenue	40,724	100.0%	35,407	100.0%	5,317	15.0%

Major contracts:
C4I2SR	8,583	21.1%	8,806	24.9%	(223)	-2.5%
NVC/KCC	6,024	14.8%	3,850	10.8%	2,174	56.5%
All other	26,117	64.1%	22,751	64.3%	3,366	14.8%
Total revenue	40,724	100.0%	35,407	100.0%	5,317	15.0%

SI International, Inc. Consolidated Balance Sheet As of June 28, 2003 and December 28, 2002 (In thousands)

	June 28, 2003 (unaudited)	December 28, 2002
Assets
Cash and cash equivalents	$ 16,646	$ 10,856
Account receivable, net	27,212	31,901
Other current assets	2,882	3,741

Total current assets	46,740	46,498
Property and equipment, net	4,162	4,542
Goodwill and assembled workforce	39,829	39,829
Other assets	1,260	1,446

Total assets	91,991	92,315

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	12,163	12,712
Deferred revenue	67	1,074
Other current liabilities	437	2,775

Total current liabilities	12,667	16,561

Other long term liabilities	2,178	1,777

Common stock -- $0.01 par value per share:
50,000,000 shares authorized; 8,439,741 and
8,447,162 shares issued and outstanding as of
Dec. 28, 2002 and June 28, 2003, respectively	85	85

Additional paid in capital	75,649	75,682

Deferred compensation	(406)	(509)

Accumulated deficit	1,818	(1,281)

Total stockholders' equity	77,146	73,977

Total liabilities and stockholders equity	$ 91,991	$ 92,315

SI International, Inc.

Consolidated Statements of Cash Flows (unaudited)

(In thousands)

	Six months ended
	June 28, 2003	June 29, 2002
Cash flows from operating activities:
Net income	$ 3,098	$ (465)
Adjustments to reconcile net income
(loss) to net cash provided by (used in)
operating activities:
Depreciation and amortization	998	996
Loss on disposal of fixed assets	168	—
Stock-based compensation	67	69
Amortization of deferred financing
costs and debt discount	188	148
Change in fair value of put warrants	—	391
Minority interests	—	77
Changes in assets and liabilities,
net of effect of acquisitions:
Accounts receivable	4,689	3,454
Other current assets	859	(2,422)
Other assets	(2)	26
Accounts payable and accrued expenses	(549)	270
Deferred revenue	(1,007)	1,006
Other long term liabilities	447	249
Net cash provided by operating activities	8,956	3,799
Cash flows from investing activities:
Purchase of property and equipment, net	(786)	(839)
Net cash used in investing activities	(786)	(839)
Cash flows from financing activities:
Proceeds from issuance of common stock	4	—
Repayments (proceeds) from bank overdrafts	(2,201)	1,102
Borrowings under line of credit	—	40,080
Repayments of line of credit	—	(41,302)
Repayments of notes payable	(137)	(900)
Repayments of long-term debt	—	(1,125)
Payments of capital leases	(46)	(86)
Net cash used in financing activities	(2,380)	(2,231)
Net increase in cash and cash equivalents	5,790	729
Cash and cash equivalents, beginning of period	10,856	470
Cash and cash equivalents, end of period	$ 16,646	$ 1,199
Supplemental disclosures of cash flow
information:
Cash payments for interest	$ 142	$ 963
Cash payments for income taxes	$ 2,181	$ 1,640

/CONTACT: Alan Hill of SI International, Inc., +1-703-234-6854, or
alan.hill@si-intl.com/

/Web site: http://www.si-intl.com/
(SINT)